Exhibit 99.1

Media Contact: Eddie Northen
404-888-2242
enorthen@rollins.com

FOR IMMEDIATE RELEASE

ROLLINS ACQUIRES SAFEGUARD PEST CONTROL

COMPANY’S FIRST COMPANY-OWNED OPERATION IN UK

ATLANTA, June 29, 2016 – Rollins, Inc. (NYSE:ROL), a premier global consumer and commercial services company, today announced that it has purchased the stock of Safeguard Pest Control and Environmental Services Limited, operating in greater London and Southeastern England. The acquisition closed today and is Rollins’ first company-owned operation in the United Kingdom.

Established in 1991 and headquartered in Westersham Kent, United Kingdom, Safeguard is a long established pest control company in the UK, with a rich history of providing superior pest control, bird control, and specialist services to residential and commercial customers. Owners Paul Butterick and Tim Sheehan will stay on to run the company operations.

Gary W. Rollins, Vice Chairman and Chief Executive Officer of Rollins stated, “The Safeguard acquisition is an important milestone and expands our global presence. Safeguard’s outstanding management team has established the company as an industry leader, and we share a culture of continuous improvement and ongoing investment in training and development. Further, we are pleased that Paul and Tim will remain in leadership roles and look forward to sharing best practices between the two organizations.

Rollins, Inc. is a premier global consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC., HomeTeam Pest Defense, Orkin Canada, Western Pest Services, Critter Control, Inc., The Industrial Fumigant Company, Trutech LLC., Rollins Australia, Waltham Services LLC., PermaTreat, Rollins UK, and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to more than two million customers in the United States, Canada, Central America, South America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa, Mexico, and Australia from more than 700 locations. You can learn more about Rollins and its subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.orkincanada.ca,

www.westernpest.com, www.crittercontrol.com, www.indfumco.com, www.trutechinc.com, www.allpest.com.au,

www.walthamservices.com, www.permatreat.com, www.cranepestcontrol.com, www.murraypestcontrol.com.au,

www.statewidepestcontrol.com.au, www.safeguardpestcontrol.co.uk, and www.rollins.com.  You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
The above release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the expectation of Paul Butterick and Tim Sheehan continuing in leadership roles to run Safeguard and the sharing of best practices between the organizations, . The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, general economic conditions; currency fluctuations, market risk; changes in industry practices or technologies; the Company's ability to integrate acquisitions; climate and weather trends; competitive factors and pricing practices; potential increases in labor costs; uncertainties of litigation; and changes in various government laws and regulations, including environmental and tax regulations. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements.

ROL-Corp

ROL-IR

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